Exhibit 99.1

MILLARD DREXLER RESIGNS FROM GAP INC. BOARD OF DIRECTORS

SAN FRANCISCO—October 11, 2002—Gap Inc. (NYSE:GPS) today announced that former President and CEO Millard Drexler has resigned from the company’s Board of Directors, effectively immediately. Mr. Drexler said he wants to focus his full attention on other priorities now that he has retired from the company and the CEO transition is complete.

Mr. Drexler’s current term on the board was scheduled to expire in May 2003. All Gap Inc. board members are elected annually to one-year terms. Mr. Drexler retired as President and CEO on Sept. 26, when the company named new President and CEO Paul Pressler as Mr. Drexler’s successor. In May, Mr. Drexler announced his plans to retire after 19 years with the company once a successor was named.

“On behalf of the board, I want to thank Mickey for his many contributions,” said Gap Inc. Founder and Chairman Donald Fisher.

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2001 sales exceeded $13.8 billion. As of October 5, 2002, Gap Inc. operated 4,277 store concepts (4,071 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

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